ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 5.1

January 9, 2015

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92103

Ladies and Gentlemen:

We have acted as counsel to Adamis Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement dated January 8, 2015 (the “Preliminary Prospectus”) and a final prospectus supplement dated January 9, 2015 (collectively with the Preliminary Prospectus, the “Prospectus Supplement”) to a Registration Statement on Form S-3 (File No. 333-196976) (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1993, as amended (the “Securities Act”). The Prospectus Supplement relates to the issuance and sale by the Company of up to 2,300,000 shares (the “Shares”) of common stock, $0.0001 par value (the “Common Stock”), including the Shares issuable upon the exercise of an over-allotment option granted by the Company to Oppenheimer & Co. Inc. (“Oppenheimer”), as the underwriter of the sale of the Shares, pursuant to an Underwriting Agreement dated January 9, 2015 between the Company and Oppenheimer, as representative of the several underwriters identified therein (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Underwriting Agreement, the Registration Statement and the Prospectus Supplement.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware constitution and reported judicial decisions relating thereto.

Adamis Pharmaceuticals Corporation

January 9, 2015

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ weintraub|tobin

Weintraub Tobin Chediak Coleman Grodin